Exhibit 99.1

Bitcoin Shop Leads Investment in expresscoin and is working towards Integrating its Financial Technology Platform

Arlington, VA – (Marketwired – July 14, 2014) – Bitcoin Shop, Inc. (OTCQB: BTCS) (the “Company”), a virtual currency ecommerce marketplace www.bitcoinshop.us, today announced an investment in Express Technologies, Inc. (“ET”), (www.expresscoin.com), the company that owns and operates the ‘expresscoin’ named financial technology platform.  Bitcoin Shop plans to integrate its ecommerce platform with the expresscoin platform.

Charles Allen, CEO of Bitcoin Shop, commented, “Our planned integration with expresscoin is a natural progression to provide another key element in our cryptocurrency ecosystem to go along with our investment and relationship with GoCoin for financial transaction processing.  The goal of integrating is to provide a platform for our consumers who want to obtain virtual currencies to do so seamlessly through our site.  Expresscoin allows users to buy and sell cryptocurrencies and is an important part of the overall services we plan to offer our growing customer base. ”

Bitcoin Shop purchased a $150,000 Convertible Promissory Note (the “Note”) of ET, which, when converted based on a calculation utilizing a pre-money valuation of $9 million USD, would result in the Company owning approximately 2% of ET.  The Company also received an option to invest up to $1 million on or before October 24th, 2014 at the same valuation and terms as set forth in the Note (the “Option”).  If exercised in full, the Option will allow the Company to own approximately 13% of ET.  The Company may exercise its Option in bitcoins in lieu of USD.

By investing in ET, Bitcoin Shop not only continues to enhance their service offerings, but also adds a key differentiation strategy for their shareholders by providing indirect exposure to other key service providers in the cryptocurrency industry.

Expresscoin acts as a global bridge to digital currencies from many points of service from banks, payment gateways, ATM networks and more.  A competitive advantage of expresscoin is that it offers personal customer service to all clients that are typically reserved for traditional brokerages, even among the more popular exchanges.  Expresscoin and Bitcoin Shop intend to bring virtual currencies to the mass market.  Additionally, Charles Allen will join the advisory board of Express Technologies, Inc.

“Bitcoin Shop offers a great service to their customers by allowing them to search from hundreds of categories of products and make purchases with virtual currencies.  We look forward to integrating our platforms to provide our customers a more robust solution.” commented, Will Wheeler, CEO and co-founder of ET.

About Bitcoin Shop, Inc.:
Bitcoin Shop, Inc. operates an ecommerce website (www.bitcoinshop.us) where consumers can purchase products using virtual currency such as bitcoin, litecoin and dogecoin, by searching through a selection of over 400 categories and over 140,000 items.  All orders are originated by the customers through our website and are fulfilled by third party vendors.  We also plan to evaluate other strategic Virtual Currency opportunities as well as technologies that are complementary to our business strategy in an effort to minimize risks and drive shareholder value.  This will include evaluating opportunities that cross market our ecommerce site, diversify our revenue streams and provide on-ramps for new users.

Bitcoin, litecoin and dogecoin are virtual currencies that use peer-to-peer networks to facilitate instant payments.  They are all categorized as cryptocurrencies, as they use cryptography as a security measure.  Bitcoin, litecoin and dogecoin issuances and transactions are carried out collectively by the network, with no central authority, and allow users to make verified transfers.

About Express Technologies, Inc.:
Expresscoin is a global bridge to digital currencies for consumers.  The federally registered (FinCen) service enables a fast, easy, and safe method to access and buy Bitcoin and various other altcoins.  Founded in 2013 and headquartered in Santa Monica, CA, expresscoin provides a simple user experience with a central dashboard to keep track of all cryptocurrency balances and activity, and lets users bring their own wallet and purchase more coins at any time.  For more information, visit www.expresscoin.com.

Forward Looking Statements:
Certain statements in this press release constitute "forward-looking statements" within the meaning of the federal securities laws. Words such as "may," "might," "will," "should," "believe," "expect," "anticipate," "estimate," "continue," "predict," "forecast," "project," "plan," "intend" or similar expressions, or statements regarding intent, belief, or current expectations, are forward-looking statements. While the Company believes these forward-looking statements are reasonable, undue reliance should not be placed on any such forward-looking statements, which are based on information available to us on the date of this release. These forward looking statements are based upon current estimates and assumptions and are subject to various risks and uncertainties, including without limitation those set forth in the Company's filings with the Securities and Exchange Commission, not limited to Risk Factors relating to its virtual currency business contained therein. Thus, actual results could be materially different. The Company expressly disclaims any obligation to update or alter statements whether as a result of new information, future events or otherwise, except as required by law.

Investor Relations Primary Contact:
Capital Markets Group, LLC
Valter Pinto
(914) 669-0222 or (212) 398-3486
valter@capmarketsgroup.com

Investor Relations:
Jon Cunningham
RedChip Companies, Inc.
(800) 733 2447 ext 107
jon@redchip.com

Media Contact:
Katherine Chang
Transform Public Relations
(310) 862-6312 (direct)
katherine@transform.pr